Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports 2009 earnings

(January 19, 2010) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) reported net income available to common shareholders of $19.3 million, or 11 cents per diluted share, for the fourth quarter ended December 31, 2009, compared to a net loss available to common shareholders of $102.3 million, or 58 cents per diluted share, for the fourth quarter of 2008. Diluted net income per share increased 10.0 percent from the 10 cents reported in the third quarter of 2009.

The $121.7 million increase in the Corporation’s earnings for the fourth quarter of 2009 in comparison to the same period in 2008 was primarily due to a $90.0 million goodwill impairment charge recorded in the fourth quarter of 2008, a $20.0 million reduction in provision for loan losses, and a $21.9 million decrease in other-than-temporary impairment charges related to investment securities.

For the year ended December 31, 2009, net income available to common shareholders was $53.8 million, or 31 cents per diluted share, compared to a net loss available to common shareholders of $6.1 million, or 3 cents per diluted share, for 2008.

The $59.8 million increase in the Corporation’s earnings for the year ended December 31, 2009 in comparison to 2008 was primarily due to the $90.0 million goodwill impairment charge recorded in 2008 and a $51.9 million decrease in other-than-temporary impairment charges related to investment securities, partially offset by a $70.4 million increase in the provision for loan losses, a $22.0 million increase in Federal Deposit Insurance Corporation (FDIC) insurance expense and a $19.7 million increase in preferred stock dividends and discount accretion.

“Our performance in 2009 was characterized by significant deposit growth, good growth in non-interest income helped by our mortgage banking operations, continued tight control of expenses and, particularly in the second half of the year, stabilization of our credit quality metrics,” said R. Scott Smith, Jr., chairman and chief executive officer. “On a linked quarter basis, our net interest margin increased nicely due to continued strong core deposit growth and a reduction in the cost of time deposits. Expenses were flat. The stabilization in our asset quality enabled us to

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maintain the same level of provision from the third to the fourth quarter. We believe we are positioned well for an upturn in economic activity.”

Total assets at December 31, 2009 were $16.6 billion, an increase of 2.8 percent over December 31, 2008. Loans, net of unearned income, decreased $70.2 million, or 0.6 percent, to $12.0 billion, at December 31, 2009. The decrease was primarily due to a $291.1 million, or 22.9 percent, decrease in construction loans, a $51.1 million, or 3.0 percent, decrease in home equity loans and a $51.1 million, or 5.2 percent, decrease in residential mortgages. These decreases were partially offset by a $275.6 million, or 6.9 percent, increase in commercial mortgages and a $63.7 million, or 1.8 percent, increase in commercial loans. In comparison to September 30, 2009, loans, net of unearned income, were essentially unchanged. Increases in commercial mortgages of $105.6 million, or 2.5 percent, were offset by a $50.8 million, or 4.9 percent, decrease in construction loans, a $20.8 million, or 0.6 percent, decrease in commercial loans and a $15.0 million, or 4.0 percent, decrease in consumer loans.

Non-performing assets were $305.0 million, or 1.83 percent of total assets, at December 31, 2009, compared to $219.0 million, or 1.35 percent of total assets, at December 31, 2008 and $300.9 million, or 1.82 percent, at September 30, 2009. The $86.0 million, or 39.3 percent, increase in non-performing assets since December 31, 2008 occurred across all loan types as a result of the weakened economic conditions.

Annualized net charge-offs for the quarter ended December 31, 2009 were 0.97 percent of average total loans compared to 0.89 percent for the quarter ended December 31, 2008 and 0.81 percent for the quarter ended September 30, 2009. For the year ended December 31, 2009, net charge-offs were 0.94 percent of average total loans compared to 0.45 percent for 2008. The provision for loan losses decreased $20.0 million, or 30.7 percent, for the fourth quarter of 2009 as compared to the same period in 2008, and was unchanged from the third quarter of 2009. For the year ended December 31, 2009, the provision for loan losses was $190.0 million, a 58.8 percent increase from the $119.6 million recorded in 2008. The increase in the provision for loan losses compared to 2008 was due to the increase in the level of non-performing assets and net charge-offs, which required additional increases to the allowance for credit losses.

Total deposits increased $1.5 billion, or 14.7 percent, to $12.1 billion at December 31, 2009 compared to $10.6 billion at December 31, 2008. The increase was due to a $1.3 billion, or 24.4 percent, increase in demand and savings deposits and a $215.7 million, or 4.2 percent, increase in time deposits. In comparison to the third quarter of 2009, total deposits increased $65.2 million, or 0.5 percent, due to a $196.7 million, or 3.0 percent, increase in demand and savings deposits, offset by a $131.5 million, or 2.4 percent, decrease in time deposits.

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Net interest income for the fourth quarter of 2009 increased $3.8 million, or 2.8 percent, compared to the same period in 2008 and increased $3.3 million, or 2.5 percent, from the third quarter of 2009. The Corporation’s net interest margin was 3.67 percent for the fourth quarter of 2009, 3.68 percent for the fourth quarter of 2008 and 3.55 percent for third quarter of 2009.

Other income, excluding investment securities gains (losses), increased $2.4 million, or 6.2 percent, in the fourth quarter of 2009 compared to the same period in 2008. The increase was due to a $795,000 increase in gains on sales of mortgage loans, a $565,000 increase in investment management and trust services income and a $442,000 increase in other service charges and fees. In addition, in the fourth quarter of 2008, a $1.0 million mortgage servicing rights impairment charge was recorded as a decrease to mortgage servicing income. These increases were partially offset by a $1.0 million decrease in service charges on deposit accounts, primarily due to a decrease in cash management accounts. Compared to the third quarter of 2009, other income, excluding investment securities gains (losses), decreased $68,000, or 0.2 percent.

Investment securities losses in the fourth quarter of 2009 were $1.9 million compared to $28.3 million in the fourth quarter of 2008 and $45,000 in the third quarter of 2009. The following table summarizes the net realized gains and other-than-temporary impairment charges by type of security:

	Quarter Ended
	Dec 31, 2009	Dec 31, 2008	Sep 30, 2009
	(in thousands)
Net realized gains (losses):
Debt securities	$2,289	$(2,691)	$3,109
Equity securities	26	417	(359)
Other-than-temporary impairment charges:
Debt securities	(2,995)	(12,842)	(1,846)
Equity securities	(1,192)	(13,223)	(949)

Investment securities gains (losses)	$(1,872)	$(28,399)	$(45)

Other expenses, excluding the $90.0 million goodwill impairment charge recorded in the fourth quarter of 2008, decreased $504,000, or 0.5 percent, in the fourth quarter of 2009 compared to the same period in 2008. Compared to the third quarter of 2009, other expenses increased $560,000, or 0.6 percent.

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,900 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Delaware National Bank, Georgetown, DE; The

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Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates,” “intends,” “forecasts,” “projects,” “will” and similar words and expressions are used in its press releases, the Corporation is making forward-looking statements.

Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.

Many factors could affect future financial results including, without limitation: asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of FDIC deposit insurance premiums and assessments; the effect of competition and

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interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2010